Exhibit 99.2

Benjamin H. Griswold, IV Elected Non-Executive Chairman

of W. P. Carey & Co. LLC

NEW YORK, NY – January 4, 2012 – Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that Benjamin H. Griswold, IV has been unanimously elected by the Board of Directors as Non-Executive Chairman of the Board. Mr. Griswold’s appointment follows the passing of Founder and Chairman, Wm. Polk Carey, as announced on January 2, 2012.

Mr. Griswold has been a director of the Company since 2006 and served as Lead Director and Chairman of the Compensation Committee. He has decades of experience in several sectors, including finance, consumer goods and industrial goods. Mr. Griswold is Partner and Chairman of Brown Advisory, a Baltimore-based firm providing asset management and strategic advisory services in the U.S. and abroad. Prior to joining Brown Advisory in March 2005, Mr. Griswold had served as Senior Chairman of Deutsche Bank Securities Inc.

Mr. Griswold began his career at Alex. Brown & Sons in 1967 and became a partner of the firm in 1972. He headed the company’s research department, equity trading, and equity divisions prior to being elected Vice Chairman of the Board and Directors in 1984, and Chairman of the Board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became Senior Chairman of BT Alex. Brown.

Mr. Griswold is also a member of the boards of Stanley Black & Decker, Baltimore Life Insurance and Flowers Foods. A former director of the New York Stock Exchange, he is active in civic affairs in the Baltimore area and heads the Endowment Board of the Baltimore Symphony Orchestra. Mr. Griswold is also an Emeritus Trustee of Johns Hopkins University.

Company Chief Executive Officer Trevor P. Bond stated, “In Ben we are fortunate to have a Chairman who not only brings to this role extensive experience and industry-wide knowledge, but also a thorough background on our business and our people. Having served as a Director of W. P. Carey since 2006, and Lead Director and Chairman of the Compensation Committee, he comes into this position with deep knowledge of our corporate culture and our long-term commitment to our investors and tenants. On behalf of the Board and myself, I am pleased to welcome him to this position.”

Mr. Griswold said, “Having been on the board for several years, I have had the great privilege to work with W. P. Carey’s management team. A significant component of Bill’s legacy is the balanced strength of this organization and the quality of our people at all levels – which is consistent with the gold standard he set for himself and others. The depth and breadth of the talent within the firm and their dedication to its core beliefs position us well to continue our success and maintain the tradition of excellence that has been emblematic of W. P. Carey throughout its history.”

W. P. Carey & Co. LLC

W. P. Carey & Co. LLC (NYSE: WPC) is an investment management company that provides long-term sale leaseback and build to suit financing for companies worldwide and manages a global investment portfolio of approximately $11.8 billion. Publicly traded on the New York

Stock Exchange (WPC), W. P. Carey and its CPA® series of non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets. The W. P. Carey Group’s investments are highly diversified, with approximately 284 long-term corporate tenants spanning 28 industries and 18 countries. http://www.wpcarey.com

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the Company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the Company, reference is made to the Company’s filings with the Securities and Exchange Commission.